Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-278922, 333-278923, and 333-285965) on Form S-8 of our report dated March 19, 2026, with respect to the consolidated financial statements of Rubrik, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Santa Clara, California
March 19, 2026